EXHIBIT 10.1

HUDSON HIGHLAND GROUP CEO EMPLOYMENT AGREEMENT

Employment Agreement (the “Agreement”), by and between Hudson Highland Group, Inc. (the “Company”) and Manuel Marquez Dorsch (the “Executive”), dated March 7, 2011.

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to be employed in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the conditions and mutual covenants contained in this Agreement, the parties agree as follows:

1.           Defined Terms.

(a)           Accrued Compensation and Benefits.  The term “Accrued Compensation and Benefits” means the aggregate of:

(i)           any unpaid Base Salary (as defined in Section 6(a)) through and including the date of the Executive’s Separation from Service (as defined in Section 1(e));

(ii)           any Bonus (as defined in Section 6(g)) earned, but unpaid, for the year prior to the year in which the Executive’s Separation from Service occurs;

(iii)           a prorated Bonus for the year of the Executive’s Separation from Service equal to [x] the Bonus that would have been paid to the Executive under Section 6(g) had the Executive been employed for the entire year multiplied by [y] a fraction, the numerator of which is the number of days the Executive was employed during the year of his Separation from Service and the denominator of which is 365;

(iv)           pay for accrued but unused vacation;

(v)           unreimbursed business expenses to which the Executive is entitled to reimbursement under the Company’s expense reimbursement policy;

(vi)           rights to indemnification the Executive may have under the Company’s Articles of Incorporation, Bylaws, this Agreement, or separate indemnification agreement, as applicable, including any rights the Executive may have under directors and officers insurance policies; and

(vii)           any other amounts or benefits required to be paid or provided by law or under any agreement (including any incentive award agreement), plan, program, policy or practice of the Company.

Whenever this Agreement provides for the Company to pay Accrued Compensation and Benefits in connection with the Executive’s Separation from Service, the Company shall make such payment promptly, and in any case within ten (10) business days following the effective date of the Executive’s Separation from Service, except that the payments described in clauses (ii) and (iii) above will be made in accordance with Section 6(g), and the payments described in clause (vii) above will be made in accordance with the terms of the respective agreement, plan, program, policy or practice of the Company under which such payments are due.

(b)           Affiliate.  The term “Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c); provided that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

(c)           Board.  The term “Board” means the Company’s Board of Directors.

(d)           Code.  The term “Code” means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof and the rules and regulations promulgated thereunder.

(e)           Separation from Service.  The term “Separation from Service” means the Executive’s separation from service from the Company for purposes of Code Section 409A determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto.

2.           Employment.  The Company will employ the Executive and the Executive accepts employment as the Company’s Chairman and Chief Executive Officer reporting solely and directly to the Board, subject to the Executive’s obtaining a United States visa and being admitted to the United States in an immigration classification and for such a time period (including time obtained through extensions of authorized stay) that permits him to accept an executive position with the Company for the intended Term, as defined in Section 4.  The Executive’s employment hereunder will commence on the later of April 1, 2011 or the first business day following the date on which such visa is issued and such admission has occurred (the “Effective Date”).  Executive will render such business and professional services in the performance of his duties, consistent with Executive’s positions within the Company.  Executive will be the highest ranking executive officer of the Company, with the full powers, responsibilities and authorities customary for chief executive officers of U.S. public corporations, together with such other powers, authorities and responsibilities consistent with his position as Chairman and Chief Executive Officer as may reasonably be assigned to him by the Board.  The Executive must acknowledge receipt of the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for the Chief Executive Officer and the Senior Financial and Accounting Officers (collectively, the “Ethics Policy”) and confirm that he will comply with the Ethics Policy.  The Executive’s workplace will be based at the Company’s principal offices in New York, New York, USA, unless the Executive and the Board agree to another location; provided, however, that the Executive understands and agrees that he will be required to travel from time to time for business reasons.  Prior to the Effective Date, and starting immediately upon execution of this Agreement, the Executive and the Company will cooperate and will use their respective reasonable best efforts in taking all actions necessary or appropriate to complete and submit an application for the visa (or any extension thereof) referred to in the first sentence of this Section 2 and to advance its processing by the United States Department of State so that the visa will be issued at the earliest possible date.

3.           Board Membership.  Executive will be appointed to serve as a member of the Board as soon as practicable after the execution of this Agreement.  Thereafter, at each annual meeting of the Company’s stockholders held while this Agreement remains in effect, the Company will nominate Executive to serve as a member of the Board.  Executive’s service as a member of the Board will be subject to any required stockholder approval.  Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from the Board (and any boards of directors of subsidiaries) voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

4.           Term of Employment.  The Executive's employment under this Agreement will commence on the Effective Date and will continue for a period of four (4) years thereafter, subject to earlier termination (a) based on a determination of the Board, if the Executive is no longer authorized to work lawfully in the United States as an executive of the Company or (b) as provided in Section 10 (the “Term”).  In the event of termination pursuant to clause (a) of the foregoing sentence, the Company will have no further obligation to the Executive, except to pay the Executive the Accrued Compensation and Benefits.  This Agreement and the Term will be automatically renewed and extended for periods of one (1) year unless the Company or the Executive provides written notice no less than thirty (30) days prior to the expiration of the then-current Term of its or the Executive’s desire not to renew this Agreement.

5.           Scope of Responsibilities and Duties.  The Executive agrees to devote the Executive’s full business time, attention, efforts and energies in performance of the Executive’s duties and responsibilities hereunder.  While employed by the Company, the Executive may not engage in any employment other than for the Company, in any conflicting business activities, or have any financial interest, directly or indirectly, in any business competing with the Company or otherwise engaged in the business of the Company or its Affiliates.  The foregoing does not prevent the Executive from (1) serving on the board of directors of another organization with the consent of the Board, provided, that the Executive may, without the approval of the Board, serve on the board (or similar governing authority) of any civic, educational, or charitable organization and serve on the board(s) set forth on Schedule A attached hereto, provided such services do not materially interfere with the performance of the Executive’s duties pursuant to this Agreement or (2) managing his personal investments, provided such activities do not materially interfere with the Executive’s performance of his duties and responsibilities hereunder.

6.           Compensation and Benefits.  The Company will provide the Executive with the following compensation and benefits during the Term:

(a)           The Company will pay the Executive a salary of $600,000 on an annualized basis, payable in accordance with the payroll practices of the Company in effect from time to time, and less such taxes and other deductions required by applicable law or authorized by the Executive (the “Base Salary”).  In addition, the Executive will receive a four percent (4%) increase in Base Salary in each of 2013 and 2015.

(b)           The Executive will be entitled to accrue paid vacation at the rate of no less than four (4) weeks per year.  In addition, the Company will provide the Executive with other benefits of employment, including health insurance and 401(k), offered from time to time to other senior executives of the Company at the office location at which the Executive is based.  On the Effective Date, the Executive shall be awarded 100,000 restricted stock units and options to purchase 400,000 shares of Company common stock at market price pursuant to separate award agreements in the forms attached hereto as Attachments A and B.  During the initial four-year Term, the Executive shall have no entitlement to receive any other awards under the Company’s 2009 Incentive Stock and Awards Plan (or any successor plan thereto), provided, that the Board or the compensation committee thereof may in its discretion grant additional equity-based or other incentive awards to the Executive.

(c)           The Company will reimburse the travel expenses for the Executive and the Executive’s spouse for their first trip to New York, and will also pay for business class travel tickets for both of them and their three children between New York and Madrid, Spain, twice each year during the Term.

(d)           The Company will provide the Executive with a relocation and temporary housing allowance as follows:

(i)           An amount of $200,000 payable in equal installments on dates corresponding with the Company’s regular pay dates during the period from the Effective Date to December 31, 2011; and

(ii)           An amount of $150,000 payable in equal installments on dates corresponding with the Company’s regular pay dates during the period from January 1, 2012 to December 31, 2012.

The Company’s ongoing obligation to make the foregoing payments shall be contingent on the Executive’s continued employment with the Company.  Prior to December 31, 2012, the Board will consider and discuss with the Executive the amount of any such allowance to be paid by the Company to the Executive after such date.

(e)           During the Term, the Executive shall be entitled to first class travel and accommodations when traveling on the Company’s business.

(f)           Attachment C to this Agreement reflects the Company’s undertaking to provide tax equalization payments to the extent any are required pursuant to the terms thereof, and is incorporated herein by reference as part of this Agreement.

(g)           The Executive will receive an annual cash bonus (a “Bonus”) as provided under the Company’s Senior Management Bonus Plan (the “Bonus Plan”) as is in effect from time to time, modified as follows:  Executive’s target bonus (the “Target Bonus”) will be ninety percent (90%) of Base Salary.  For 2011 and 2012, the Executive’s minimum Bonus will be the Target Bonus, prorated for 2011 for the partial year represented by the number of days between the Effective Date and December 31, 2011, inclusive, divided by 365.  The minimum Bonus for 2011 will be payable in three equal installments on (a) the later of April 1, 2011 or the Effective Date, (b) July 1, 2011 and (c) October 1, 2011.  The minimum Bonus for 2012 will be payable in equal installments on dates corresponding with the Company’s regular pay dates during the period from January 1, 2012 to December 31, 2012.  The Company’s ongoing obligation to make the foregoing minimum Bonus payments shall be contingent on the Executive’s continued employment with the Company.  The amount of the actual Bonuses for 2011 and 2012 payable by the Company to the Executive pursuant to the terms of the Bonus Plan shall be reduced by the amount of the minimum Bonus for such year paid by the Company prior to payment of the actual Bonus.  The Executive shall have the opportunity to make recommendations to the compensation committee of the Board prior to the determination of the performance goal(s) under the Bonus Plan for each performance period, but the compensation committee will have final power and authority concerning the establishment of such goal(s).  The Executive’s Bonus for any year (other than the minimum Bonuses for 2011 and 2012) will be paid no later than the 15th day of the third month of the following fiscal year.  In addition, the Company will pay the Executive a retention bonus of $125,000 in respect of 2013 and $75,000 in respect of 2014, in each case payable in twelve monthly installments on the dates nearest the end of each month corresponding with the Company’s regular pay dates during such years and contingent on the Executive’s continued employment with the Company on the relevant pay dates.

7.           Additional Agreements.  The Executive’s employment hereunder is further contingent upon the Executive’s simultaneous execution of the Confidentiality, Non-Solicitation and Work Product Assignment Agreement and Mutual Agreement to Arbitrate Claims, which is attached as Attachment D and forms a part of this Agreement.

8.           Representations and Warranties of the Executive.  The Executive represents and warrants as follows:

(a)           All information, oral and written (including, but not limited to information contained on the Executive’s resume), provided by the Executive during the recruiting and employment process is accurate and true to the best of the Executive’s knowledge, and such information does not include any misleading or untrue statement or omit to state any fact necessary to make the information provided not misleading.

(b)           The Executive has never been the subject of any investigation or subject to any disciplinary action by any governmental agency, industry self-regulatory body or other employer.

(c)           The execution, delivery and performance of this Agreement by the Executive and the Executive’s employment hereunder are not in violation of:

(i)           the terms, including any non-competition, non-disclosure, non-solicitation or confidentiality provisions, of any written or oral agreement, arrangement or understanding to which the Executive is a party or by which the Executive is bound; or

(ii)           any statute, rule, regulation, or other law, or any judgment, decree or order applicable or binding upon the Executive.

9.           Representations and Warranties of the Company.  The Company represents and warrants as follows:

(a)           All information, oral and written, provided by the Company during the recruiting and employment process is accurate and true to the best of the Company’s knowledge, and such information does not include any misleading or untrue statement or omit to state any fact necessary to make the information provided not misleading.

(b)           The execution, delivery and performance of this Agreement by the Company have been duly and validly authorized and the Agreement is a valid and binding agreement of the Company enforceable in accordance with its terms.

10.           Termination.  This Agreement and the Executive’s employment may be terminated prior to the expiration of the Term as follows:

(a)           Death.  If the Executive dies during the Term, this Agreement shall automatically terminate and the Company shall have no further obligation to the Executive or the Executive’s estate, except to pay the Executive’s estate (or designated beneficiary to the extent applicable) the Accrued Compensation and Benefits.

(b)           Disability.  If the Executive is unable to perform the Executive’s essential job duties and responsibilities due to Disability (as defined below) for a total of one hundred eighty (180 days), whether consecutive or not, during any rolling twelve (12) month period, then either the Company or the Executive may terminate the Executive’s employment and this Agreement upon five (5) days’ written notice to the other party.  For purposes of this Agreement, the Executive will be considered to have incurred a disability (a “Disability”) if the Company, with the advice of a qualified physician, reasonably acceptable to the Executive and the Company, determines that the Executive is physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing the Executive’s essential job duties or any substantially similar position of employment by reason of any medically determinable physical or mental impairment.  The Executive shall cooperate with the Company in obtaining the advice of a qualified physician regarding the Executive’s condition.  In the event of termination pursuant to this Section 10(b), the Company will have no further obligation to the Executive, except to pay the Executive the Accrued Compensation and Benefits.

(c)           Termination by the Company without Cause or on Expiration or by the Executive for Good Reason.  The Company may terminate the Executive’s employment and this Agreement at any time during the Term for any reason, without Cause (as defined in Section 10(e) below), upon thirty (30) days’ written notice to the Executive.  If the Company gives notice of non-renewal of employment within the 30-day period as provided in Section 4, it will be treated as a termination without Cause.  In addition, the Executive may terminate his employment and this Agreement at any time for Good Reason (as defined, and subject to the procedures provided for, in Section 10(f)).  Upon any such termination, the Company will have no further liability to the Executive other than:

(i)           to pay the Accrued Compensation and Benefits (except that the Company shall not be obligated to pay any amount pursuant to clause (iii) of the definition of “Accrued Compensation and Benefits” in the case of a termination on or prior to December 31, 2013); and

(ii)           to pay severance in an amount equal to [a] if the termination occurs prior to the second anniversary of this Agreement, the Executive’s Target Bonus plus the Executive’s then-current Base Salary for a period of twenty-four (24) months following the Executive’s Separation from Service or [b] if termination occurs on or after the second anniversary of this Agreement, the Executive’s then-current Base Salary for a period of twelve (12) months following the Executive’s Separation from Service, in each case less applicable deductions (such twenty-four (24) or twelve (12) month period, as the case may be, the “Severance Period”); and

(iii)           to provide the Executive and his eligible dependents with the opportunity to elect to continue participation in the Company’s health, dental and other welfare benefit plans during the Severance Period at the same cost as other Company senior executives during the Severance Period or until such time as the Executive and his eligible dependents are covered by a successor employer’s comparable benefit plans, whichever is sooner; provided that to the extent that any benefit plan does not permit continuation of the Executive’s or his eligible dependents’ participation throughout such period, or that such continuation would violate applicable law or subject the Company to penalties under applicable law, the Company shall provide the Executive, on the first business day of each calendar quarter, in advance, with an amount which is equal to the Company’s cost of providing such benefits.

The Executive’s receipt of the severance payments by the Company set forth in this Section 10(c) is conditioned upon the Executive executing a comprehensive release and waiver agreement and covenant not to sue substantially in the form of Attachment E to this Agreement and such release not having been revoked and having become effective in accordance with its terms by the fortieth (40th) day following the Executive’s termination date.  Subject to Section 25, severance payments will be made in equal installments on dates corresponding with the Company’s regular pay dates during the Severance Period, except that [x] no payments will be made before the fortieth (40th) day following the Executive’s termination date, and any such payment that otherwise would have been made during such period shall instead be aggregated and paid with the payment scheduled to be made on the first regular pay date after such fortieth (40th) day and [y] if the termination occurs on or before the second anniversary of this Agreement, any Target Bonus payable as severance as a result of such termination will be paid in a lump sum within forty-five (45) days following the Executive’s Separation from Service (with the date of payment to be determined by the Company in its discretion).

(d)           Termination for Cause.  The Company may terminate the Executive’s employment and this Agreement at any time during the Term for Cause as defined below.  In such case, this Agreement and the Executive’s employment shall terminate immediately and the Company shall have no further obligation to the Executive, except that the Company shall pay to the Executive the Accrued Compensation and Benefits (except that the Company shall not be obligated to pay any amount pursuant to clause (iii) of the definition of “Accrued Compensation and Benefits”).

(e)           Definition of Cause.  For purposes of this Agreement, “Cause” shall be defined as:

(i)           the willful failure of the Executive to perform the Executive's duties and obligations in any material respect (other than any failure resulting from Executive's illness or Disability);

(ii)           acts of dishonesty or willful misconduct by the Executive with respect to the Company;

(iii)           conviction of a felony or of a violation of any law involving moral turpitude, dishonesty or fraud, or a pleading of guilty or nolo contendere to such charge;

(iv)           any material breach of this Agreement or Attachment D; or

(v)           failure to confirm material compliance with the Company’s Ethics Policy after 10 days’ written notice requesting confirmation.

For purposes of the foregoing definition, an act or omission shall be considered “willful”
if it is done, or omitted to be done, by the Executive with knowledge and intent.  Except for actions or circumstances which, in the reasonable good faith judgment of the Board cannot be cured, the Executive will have thirty (30) calendar days from his receipt of notice from the Company setting forth in reasonable detail the circumstances constituting Cause within which to cure.  The Executive’s termination of employment will not be considered to be for Cause unless it is approved by a majority vote of the members of the Board or an independent committee thereof.  The Company acknowledges that good faith decisions of the Executive relating to the conduct of the Company’s business or the Company’s business strategy will not constitute “Cause”.

(f)           Definition of Good Reason.  For purposes of the Agreement, other than for purposes of Section 11, “Good Reason” shall be defined as:

(i)           any changes in the Executive’s authority, duties and responsibilities which are materially inconsistent with his duties and responsibilities provided for under this Agreement;

(ii)           any material reduction of the Executive’s salary, aggregate incentive compensation opportunities (excluding any reduction in incentive compensation awards due to the economic performance of the Company) or aggregate benefits;

(iii)           any required relocation of the Executive’s office beyond a 50 mile radius from Manhattan;

(iv)           any failure by the Company to obtain the assumption of this Agreement by a successor of the Company in accordance with Section 22; or

(v)           a material breach of this Agreement by the Company.

No event or condition described in clauses (i) through (v) above shall constitute Good Reason unless (x) the Executive gives the Company written notice of his intention to terminate his employment for Good Reason and the grounds for such termination within ninety (90) days of the occurrence of such event or the initial existence of such condition and (y) such grounds for termination (if susceptible to cure) are not cured by the Company within thirty (30) calendar days of its receipt of such notice.  If the Company fails to cure the event or condition giving rise to Good Reason within such 30-day period, then the Executive’s termination of employment shall occur at the close of business on the last day of such 30-day period.

(g)           Voluntary Termination.  The Executive may voluntarily terminate his employment at any time during the Term upon 3 months’ written notice and in compliance with the provisions of Attachment D.  In such event, the Company shall be relieved of all its obligations under this Agreement, except that the Company shall pay to the Executive the Accrued Compensation and Benefits (except that the Company shall not be obligated to pay any amount pursuant to clause (iii) of the definition of “Accrued Compensation and Benefits”).

(h)           Equity Awards.  In the event of the Executive’s termination of employment, his outstanding equity awards will be treated in accordance with the terms and conditions of the applicable award agreement(s).

(i)           Continuance of Obligations.  The Executive remains obligated to comply with the Executive's obligations and duties pursuant to Attachment D despite the termination of this Agreement and the Executive's employment for any reason.

(j)           Cooperation.  During employment and after the termination of this Agreement and the Executive’s employment for any reason, the Executive agrees to cooperate with and at the request of the Company in the defense or prosecution of any legal matter or claim in which the Company, any of its Affiliates, or any of their past or present employees, agents, officers, directors, attorneys, successors or assigns, may be or become involved and which arises or arose during the Executive’s employment, to the extent such cooperation does not unreasonably interfere with the Executive’s personal or professional schedule.  The Executive will be reimbursed for any reasonable out-of-pocket expenses incurred thereby (including, without limitation, the fees and expenses of the Executive’s counsel).

(k)           No Disparagement.  During and for one (1) year after the termination of this Agreement and the Executive’s employment for any reason, the Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, its officers or its regional chief executive officers and chief financial officers, and the Company will not knowingly disparage, criticize or otherwise make any derogatory statements regarding Executive.  The Company’s obligations under the preceding sentence shall be limited to official communications by the Company and statements by its senior corporate executives having the rank of Senior Vice President or above and members of the Board.  The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

11.           Change in Control.  Notwithstanding any other provisions of this Agreement to the contrary:

(a)           Employment Period.  If a Change in Control (as defined below) occurs when the Executive is employed by the Company, the Company will continue thereafter to employ the Executive during the period commencing on the date of a Change in Control and ending on the second anniversary of such date (the “Employment Period”) and thereafter in accordance with Section 4 of this Agreement, and the Executive will remain in the employ of the Company in accordance with and subject to the terms and provisions of this Agreement.

(b)           Covered Termination.  If there is any termination of the Executive’s employment during the Employment Period (subject to Section 11(d)) by the Executive for Good Reason (as defined below), or by the Company other than by reason of (i) death (in which case Section 10(a) shall apply), (ii) Disability (in which case Section 10(b) shall apply), or (iii) Cause (a “Covered Termination”), then the Executive shall be entitled to receive, and the Company shall pay, the Accrued Compensation and Benefits and, in lieu of further base salary for periods following such termination, as liquidated damages and additional severance pay, the Termination Payment pursuant to Section 11(c).   In such event, the Executive will not be entitled to the severance payments and benefits described in Section 10(c). In addition, the Executive and his eligible dependents will remain eligible to elect to continue participation in the Company’s health, dental and other welfare benefit plans at the same cost as other Company senior executives for the period during which the Company remains obligated to pay the Termination Payment or until such time as the Executive and his eligible dependents are covered by a successor employer’s comparable benefit plans, whichever is sooner; provided that to the extent that any benefit plan does not permit continuation of the Executive’s or his eligible dependents’ participation throughout such period, or that such continuation would violate applicable law or subject the Company to penalties under applicable law, the Company shall provide the Executive, on the first business day of each calendar quarter, in advance, with an amount which is equal to the Company’s cost of providing such benefits.

(c)           Termination Payment.  The “Termination Payment” shall be an amount equal to two (2) times:

(i)           the Executive’s annual base salary immediately prior to the termination of the Executive’s employment; plus

(ii)           the Executive’s Target Bonus under the Company’s Senior Management Bonus Plan for the year in which the termination of the Executive’s employment occurs.

Subject to Section 25, the Termination Payment shall be paid to the Executive at the time and in the manner specified in Section 10(c) for the twenty-four (24) month Severance Period.

(d)           Anticipatory Termination.  Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated (other than a termination due to the Executive’s death or as a result of the Executive’s Disability) during the period of 180 days prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Section 11 such termination of employment shall be deemed a “Covered Termination” and the “Employment Period” shall be deemed to have begun on the date of such termination.

(e)           Definition of Change in Control.  For purposes hereof, a “Change in Control” shall be deemed to occur on the first to occur of any one of the following events:

(i)           the consummation of a consolidation, merger, share exchange or reorganization involving the Company, unless such consolidation, merger, share exchange or reorganization is a “Non-Control Transaction” (as defined below);

(ii)           the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all, or substantially all, of the assets of the Company (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all, or substantially all, of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale;

(iii)           any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than (1) the Company, (2) any subsidiary of the Company, (3) a trustee or other fiduciary holding securities under any employee benefit plan (or any trust forming a part thereof) maintained by the Company or any subsidiary or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company) is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company after the date hereof pursuant to express authorization by the Board that refers to this exception) representing more than 20% of the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities; or

(iv)           the following individuals cease for any reason to constitute a majority of the number of directors then serving:  individuals who, as of the date hereof, constitute the entire Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended.

Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions.  A “Non-Control Transaction” shall mean a consolidation, merger, share exchange or reorganization of the Company where:

(i)           the stockholders of the Company immediately before such consolidation, merger, share exchange or reorganization beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger, share exchange or reorganization (the “Surviving Corporation”);

(ii)           the individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger, share exchange or reorganization constitute at least 50% of the members of the board of directors of the Surviving Corporation; and

(iii)           no person (other than (1) the Company, (2) any subsidiary of the Company or (3) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any subsidiary) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company after the date hereof pursuant to express authorization by the Board that refers to this exception) representing more than 20% of the then outstanding shares of the common stock of the Surviving Corporation or the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(f)           Good Reason.  Solely for purposes of this Section 11, the Executive shall have “Good Reason” for termination of employment in connection with a Change in Control of the Company in the event of:

(i)           any breach of this Agreement by the Company, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Company remedies promptly after receipt of notice thereof given by the Executive;

(ii)           any reduction in the Executive’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the Executive in effect at any time during the 180-day period prior to the Change in Control;

(iii)           the removal of the Executive from, or any failure to reelect or reappoint the Executive to, any of the positions held with the Company on the date of the Change in Control or any other positions with the Company to which the Executive shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination by the Company of the Executive’s employment for Cause or by reason of Disability pursuant to Section 10(b);

(iv)           a good faith determination by the Executive that there has been a material adverse change, without the Executive’s written consent, in the Executive’s working conditions or status with the Company relative to the most favorable working conditions or status in effect during the 180-day period prior to the Change in Control, including but not limited to (A) a significant change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Company remedies within ten (10) days after receipt of notice thereof given by the Executive;

(v)           the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment on the date 180 days prior to the Change in Control;

(vi)           the Company requires the Executive to travel on Company business 20% in excess of the average number of days per month the Executive was required to travel during the 180-day period prior to the Change in Control; or

(vii)           the Executive’s voluntary termination of his employment for any reason during the 30-day period beginning on the first anniversary of the Change in Control.

(g)           Funding of Rabbi Trust.  Upon a Change in Control, the Company (or its successor) shall transfer to an irrevocable rabbi trust (to the extent not prohibited by Code Section 409A) an amount in cash, determined on an undiscounted basis, which will be sufficient to fund the Company’s obligations under Section 11(c).

12.           Limitations on Severance Payment and Other Payments or Benefits.

(a)           Notwithstanding any provision of this Agreement, if any portion of the severance payments or any other payment under this Agreement, or under any other agreement with the Executive or plan of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 12, result in the imposition on the Executive of an excise tax under Code Section 4999, then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) delivered in the greatest amount such that no portion of such Total Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

(b)           Within forty (40) days following the Executive’s termination of employment or notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an excess parachute payment, the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of a nationally recognized tax counsel (“National Tax Counsel”) selected by the Company (which may be regular outside counsel to the Company) and reasonably acceptable to the Executive, which opinion sets forth (i) the amount of the Base Period Income (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 12(a), and (iv) the net after-tax proceeds to the Executive, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were reduced in accordance with Section 12(a) or (y) the Total Payments were not so reduced.  The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive.  If such National Tax Counsel opinion determines that Section 12(a)(ii) above applies, then the Termination Payment hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment.  In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

(c)           For purposes of this Agreement: (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G and such “parachute payments” shall be valued as provided therein; (ii) present value shall be calculated in accordance with Code Section 280G(d)(4); (iii) the term “Base Period Income” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (iv) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive; and (v) the Executive shall be deemed to pay federal income tax and employment taxes at his actual marginal rate of federal income and employment taxation, and state and local income taxes at his actual marginal rate of taxation in the state or locality of the Executive’s domicile (determined in both cases in the calendar year in which the termination of employment or notice described in Section 12(b) above is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(d)           If such National Tax Counsel so requests in connection with the opinion required by this Section 12, the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Code Section 280G.

(e)           The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 12, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

(f)           This Section 12 shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code.  If such provisions are repealed without successor, then this Section 12 shall be cancelled without further effect.

13.           No Mitigation.  The Executive’s right to severance (pursuant to Section 10(c)) or of the Termination Payment (pursuant to Section 11(b) or 11(d)) is not subject to any requirement that the Executive seek other employment or otherwise attempt in any way to reduce any amounts payable to him.  Further, the amount payable to the Executive shall not be reduced by any compensation or income earned by the Executive as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

14.           Severability.  Whenever possible, each portion, provision or section of this Agreement will be interpreted in such a way as to be effective and valid under applicable law, but if any portion, provision or section of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other portions, provisions or sections.  Rather, this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable portion, provision or section had never been contained herein.

15.           Legal Fees.  The Company shall pay the reasonable legal fees and expenses of the Executive’s counsel in connection with the negotiation, drafting and review of this Agreement, the other agreements referred to herein and related advice, subject to documentation being submitted to the Company.

16.           Disputes.  If (i) a dispute arises with respect to the enforcement of the Executive’s rights under this Agreement or (ii) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, in either case so long as the Executive is not acting in bad faith, then the Company shall reimburse the Executive for any reasonable attorneys’ fees and necessary costs and disbursements incurred by the Executive during his or her lifetime as a result of the dispute, legal or arbitration proceeding (“Expenses ”), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by The Bank of New York, from time to time at its prime or base lending rate from the date that payments to him or her should have been made under this Agreement.  Within ten days after the Executive’s written request therefor, the Company shall pay to the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive’s reasonable Expenses in advance of the final disposition or conclusion of any such dispute, legal or arbitration proceeding.  Any reimbursements provided hereunder shall be made promptly (but not later than the last day of the calendar year following the calendar year in which the legal fees or expenses were incurred by the Executive) following the receipt by the Company of a written notice from the Executive requesting such reimbursement, accompanied by documentation substantiating the amount of such fees and expenses.

17.           Indemnification.  To the fullest extent permitted by the indemnification provisions of the certificate of incorporation and bylaws of the Company in effect from time to time and the indemnification provisions of the laws of the State of Delaware in effect from time to time (collectively, the "Indemnification Provisions"), and in each case subject to the conditions thereof, the Company shall (i) indemnify the Executive, as a director and officer of the Company or a trustee or fiduciary of an employee benefit plan of the Company against all liabilities and reasonable expenses that the Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan, and against which the Executive may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses upon submission of appropriate documentation incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan.  To the extent that the Company maintains a directors' and officers' liability insurance policy (or policies), or an errors and omissions liability insurance policy (or policies), in place covering individuals who are current or former officers or directors of the Company, the Executive shall be entitled to coverage under such policies on the same terms and conditions (including, without limitation, with respect to scope, exclusions, amounts and deductibles) as are available to other senior executives of the Company, while the Executive is employed with the Company and thereafter.  Nothing in this Agreement shall require the Company to purchase or maintain any such insurance policy.  The rights of the Executive under the Indemnification Provisions shall survive the termination of the employment of the Executive by the Company.

18.           Complete Agreement.  This Agreement, including the Attachments hereto, contain the complete agreement and understanding between the parties and supersede and preempt any prior understanding, agreement or representation by or between the parties, written or oral.

19.           Additional Rights and Causes of Action.  This Agreement, including  the Attachments hereto, are in addition to and do not in any way waive or detract from any rights or causes of action the Company may have relating to Confidential Information or other protectable information or interests under statutory or common law or under any other agreement.

20.           Governing Law.  Notwithstanding principles of conflicts of law of any jurisdiction to the contrary, all terms and provisions to this Agreement are to be construed and governed by the laws of the State of New York without regard to the laws of any other jurisdiction in which the Executive resides or performs any duties hereunder or where any violation of this Agreement occurs.

21.           Notices.  All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Latham Williams, Esq.
Senior Vice President, Legal Affairs and Administration, Corporate Secretary
Hudson Highland Group, Inc.
560 Lexington Avenue
New York, NY 10022

with a copy to:
Benjamin F. Garmer, III, Esq.
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202

If to the Executive:

at the last residential address known by the Company

with a copy to:
Linda E. Rappaport, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022

22.           Successors and Assigns; Survival.

(a)           This is an Agreement for the performance of personal services by the Executive and may not be assigned by the Executive or the Company except that the Company may assign this Agreement to any successor in interest to the Company, provided that such assignee assumes all of the obligations of the Company hereunder. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place.

(b)           The Agreements set forth on the Attachments hereto and the Company’s and Executive’s responsibilities under Sections 10, 11, 12, 13, 14, 15, 16, 17, 19, 20, 21, 22, 23, 24 and 25 will survive the termination of this Agreement.

23.           Waivers.  The waiver by either the Executive or the Company of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

24.           Withholding.  The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold.  The Company shall be entitled to rely on an opinion of National Tax Counsel if any question as to the amount or requirement of any such withholding shall arise.  In addition, if  prior to the date of payment of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, a payment will be made to the Executive from the cash payments otherwise owing hereunder (without regard to the six-month delay, if applicable, otherwise provided for in Section 25(b)) equal to the amount needed to pay the Executive’s portion of such tax, as well as withholding taxes resulting therefrom (including the additional taxes attributable to the pyramiding of such distributions and taxes), and any subsequent payment shall be reduced accordingly.

25.           Compliance with Code Section 409A.

(a)           This Agreement shall be construed and interpreted in a manner that will cause any payment hereunder that is considered deferred compensation and that is not exempt from Code Section 409A to meet the requirements thereof such that no additional tax will be due under Code Section 409A on such payment.  Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Code Section 409A deferral election rules and the exclusion from Code Section 409A for certain short-term deferral amounts.

(b)           If, as of the date of the Executive’s Separation from Service, the Executive is a “specified employee” for purposes of Code Section 409A as determined by the Company, then to the extent that any amount or benefit that would be paid or provided to Executive under this Agreement within six (6) months of his Separation from Service constitutes an amount of deferred compensation for purposes of Code Section 409A and is considered for purposes of Code Section 409A to be owed to Executive by virtue of his Separation from Service, then (except to the extent that, in the Company’s reasonable judgment, payment during such six-month period would not cause Executive to incur additional tax, interest or penalties under Code Section 409A) such amount or benefit will not be paid or provided during the six-month period following the date of Executive’s Separation from Service and instead shall be paid or provided on the first business day that is at least seven (7) months following the date of Executive’s Separation from Service, and in such event, the payment shall be accompanied by a payment of interest calculated at the rate of interest announced by the Federal Reserve Board (or any successor thereto) from time to time as the “federal funds rate”, such rate to be determined on the date of the Executive’s Separation from Service, compounded quarterly.

(c)           Any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Anything to the contrary in the attached Attachment C notwithstanding, all tax equalization payments due under the provisions of Attachment C must be made not later than the last day of the calendar year following the year in which the Executive remits the related taxes to the taxing authority.

(d)           The Executive acknowledges that to avoid an additional tax on payments that may be payable under this Agreement and that constitute deferred compensation that is not exempt from Code Section 409A, the Executive may be required to make a reasonable, good faith effort to collect any payment or benefit to which Executive believes he or she is entitled hereunder no later than ninety (90) days of the latest date upon which the payment could under this Agreement could have been timely paid pursuant to Code Section 409A, and if not paid or provided, take further enforcement measures within 180 days after such latest date.

26.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

THE COMPANY AND THE EXECUTIVE ACKNOWLEDGE THAT (A) EACH HAS CAREFULLY READ THIS AGREEMENT, (B) EACH UNDERSTANDS ITS TERMS, (C) ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND THE EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND (D) EACH HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE OTHER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Hudson Highland Group, Inc.

/s/ Manuel Marquez Dorsch	By:	/s/ David G. Offensend
Signature of Executive		Signature of Authorized Representative

Manuel Marquez Dorsch	Its:	Director
Print Name		Title of Representative

ATTACHMENT A

HUDSON HIGHLAND GROUP, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) made as of the [DAY]th day of [MONTH], 2011 (the “Grant Date”)1, by and between HUDSON HIGHLAND GROUP, INC., a Delaware corporation (the “Company”) and MANUEL MARQUEZ DORSCH (the “Grantee”).

W I T N E S S E T H:

WHEREAS, the Company and the Grantee have entered into an employment agreement, dated March 7, 2011 (the “Employment Agreement”) providing for the Grantee to be employed by and serve as the Chairman and Chief Executive Officer of the Company (capitalized terms used herein without definition to have the meanings attributed thereto in the Employment Agreement); and

WHEREAS, the Employment Agreement provides for the Company to grant to the Grantee the Restricted Stock Units (the “Units”) of the Company evidenced by this Agreement; and

WHEREAS, in order to fulfill its obligations under the Employment Agreement, and as a material inducement to the Grantee accepting employment with the Company, the Company desires to grant to the Grantee and the Grantee desires to accept an award of Units upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.           Award.  Subject to the terms and conditions set forth herein, the Company hereby awards the Grantee 100,000 Units.  A Unit constitutes an unsecured promise by the Company to issue to the Grantee one share of common stock, $.001 par value, of the Company (the “Common Stock”) on the Conversion Date (as defined in Section 2) of the Unit, subject to the terms and conditions of this Agreement.

2.           Restrictions; Vesting.

(a)           The Units may not be sold, transferred, pledged, encumbered, assigned or otherwise alienated or hypothecated.

(b)           Units will vest in accordance with the following schedule based upon the number of full years of the Grantee’s continuous employment with the Company following the Grant Date:

1           The Grant Date will be the “Effective Date” under the Grantee’s Employment Agreement

Full Years of Continuous Employment following the Grant Date	Incremental Percentage of Vested Units	Cumulative Percentage of Vested Units
Less than 2	0%	0%
2	50%	50%
3	25%	75%
4	25%	100%

On the date as of which Units vest (the “Conversion Date”), whether pursuant to the foregoing table or the other terms and conditions of this Agreement, each Unit that vests will be converted into one share of Common Stock that will be issued to the Grantee.  If any fractional shares would result from the strict application of the incremental percentages set forth above, then the actual number of Units that vest on any specific date will be determined by rounding the number of shares resulting from such calculation to the nearest whole number.  Any unvested fractional Units will remain credited as unvested until the next Conversion Date.  All shares of Common Stock issued to the Grantee upon conversion of Units will be freely tradeable and will not be subject to any restrictions on transfer, other than those that may arise under the securities laws or the Company’s securities trading or share ownership policies.

3.           Evidence of Units.  The Units awarded under this Agreement will be evidenced by book entries on the Company’s records.  The Grantee will not be a stockholder of the Company unless and until the Units convert to Common Stock.  If and when the Units vest pursuant to Sections 2, 5 or 8 of this Agreement, the Company will deliver to the Grantee one or more stock certificates for the appropriate number of shares, free of any restrictions imposed under this Agreement.

4.           Tax Withholding.  Notwithstanding anything herein to the contrary, certificates for shares of Common Stock with respect to Units that have vested shall not be delivered to the Grantee unless and until the Grantee has delivered to the Executive Vice President, Human Resources of the Company (or such other executive officer of the Company performing a similar function), at its corporate headquarters in New York, New York, a cash payment, if any, deemed necessary by the Company to enable it to satisfy any federal, foreign or other tax withholding obligations with respect to the Units that have vested (the “Tax Amount”) (unless other arrangements acceptable to the Company in its sole discretion have been made).  The Company may from time to time change (or provide alternatives to) the method of tax withholding on the Units granted hereunder by notice to the Grantee, it being understood that from and after such notice the Grantee will be bound by the method (or alternatives) specified in any such notice.  The Company (in its sole and absolute discretion) may permit all or part of the Tax Amount to be paid with shares of Common Stock owned by the Grantee (provided proof of the Grantee’s ownership acceptable to the Company is supplied with the Common Stock) or by withholding shares that otherwise would be delivered to the Grantee on a Conversion Date, or in installments (together with interest) evidenced by the Grantee’s secured promissory note.  For purposes of valuing shares tendered or withheld to settle tax withholding obligations, each share shall be deemed to have a value equal to the average closing price of the Common Stock on the Nasdaq Global Market (or such other U.S. exchange or market on which the Common Stock is then primarily traded) on the five (5) trading days up to and including the date of vesting.

5.           Termination of Employment.  If the Grantee’s employment is terminated by the Company for Cause or by the Grantee other than for Good Reason or Disability, then the Units that have not yet become fully vested in accordance with Section 2 will automatically be forfeited by the Grantee, and any book entry with respect thereto will be canceled.  If the Company terminates the Grantee’s employment for any reason other than Cause (including termination if the Grantee is no longer authorized to work lawfully in the United States as an executive of the Company), if the Grantee terminates his employment for Good Reason, or if the Grantee’s employment terminates by reason of Disability, then Units that have not yet become fully vested in accordance with Section 2 will become vested in an amount determined by dividing the number of days elapsed from the Grant Date until the date of the Grantee’s termination of employment with the Company by 1,460 and subtracting from the result of such division the number of Units that had previously vested, and the remaining Units will automatically be forfeited.  If the Grantee’s employment terminates by reason of death, then the Units that have not yet become fully vested in accordance with Section 2 will automatically become fully vested.  For purposes of this Agreement, termination of employment shall mean a Separation from Service.

6.           Voting Rights; Dividends and Other Distributions.  The Grantee shall not have, with respect to the Units, any rights of holders of Common Stock, including voting rights or rights to dividends or other distributions.

7.           Securities Law Restrictions.  Notwithstanding anything herein to the contrary, Units shall not be issued hereunder if, in the opinion of counsel to the Company, such grant and/or issuance may result in a violation of federal or state securities laws or the securities laws of any other relevant jurisdiction.  The Company undertakes to exercise commercially reasonable efforts to file a registration statement on Form S-8 covering the shares of Common Stock that may be delivered to the Grantee pursuant to the Units granted hereunder prior to the Units becoming vested in whole or in part and to keep such registration statement (or another registration statement covering such shares of Common Stock) effective throughout the period during which the Units vest in whole or in part.

8.           Change in Control.  All Units will fully vest upon the date of a Covered Termination following the occurrence of a Change in Control.

9.           No Employment Rights.  Nothing in this Agreement shall give the Grantee any right to continue in the employment of the Company, or interfere in any way with the right of the Company to terminate the employment of the Grantee.

10.           Administration.  The Compensation Committee of the Company’s Board of Directors (the “Committee”) will have full power and authority to interpret and apply the provisions of this Agreement and act on behalf of the Company and the Board in connection with this Agreement, and the decision of the Committee as to any matter arising under this Agreement shall be binding and conclusive as to all persons.

11.           Binding Effect; Headings.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The subject headings of Sections of this Agreement are included for the purpose of convenience only and shall not affect the construction or interpretation of any of its provisions.  All references in this Agreement to “$” or “dollars” are to United States dollars.

12.           Confidentiality, Non-Solicitation, Work Product Assignment and Arbitration.  As a material inducement to the Company to grant this award of Units and enter into this Agreement, the Grantee hereby expressly agrees to be bound by the covenants, terms and conditions contained in the Confidentiality, Non-Solicitation and Work Product Assignment Agreement, and Mutual Agreement to Arbitrate Claims, by and between the Grantee and the Company dated as of the date hereof.

13.           Adjustments Upon Changes in Capitalization.  If (i) the Company shall at any time be involved in a merger or other transaction in which the Common Stock is changed or exchanged; or (ii) the Company shall subdivide or combine the Common Stock or the Company shall declare a dividend payable in Common Stock, other securities (other than any associated preferred stock purchase rights issued pursuant to that certain Rights Agreement, dated February 2, 2005, between the Company and The Bank of New York, as rights agent, or similar stock purchase rights that the Company might authorize and issue in the future) or other property; or (iii) the Company shall effect a cash dividend the amount of which exceeds 10% of the trading price of the Common Stock at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Common Stock in the form of cash, or a repurchase of Common Stock, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Common Stock; or (iv) any other event shall occur which, in the case of this clause (iv), in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available hereunder, then the Committee shall, in such manner as it may deem equitable, adjust any or all of the number and type of Common Stock represented by a Unit as necessary to maintain the relative proportionate interest represented immediately prior to any such event and to preserve, without exceeding, the value of the Unit.  The number of shares subject to any Unit, in the aggregate, must always be a whole number. Without limitation, in the event of any such merger or similar transaction, subdivision or combination of Common Stock, dividend or other event described above (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Common Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Committee shall substitute, on an equitable basis as the Committee determines, for each Unit then outstanding, the number and kind of shares of stock, other securities, cash or other property to which holders of Common Stock are or will be entitled in respect of each Unit pursuant to the transaction.  Notwithstanding the foregoing, if the Company shall subdivide the Common Stock or the Company shall declare a dividend payable in Common Stock, and if no action is taken by the Board or the Committee, then the adjustments contemplated by this Section that are proportionate shall nevertheless automatically be made as of the date of such subdivision of the Common Stock or dividend in Common Stock.

14.           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles thereof.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral with respect to its subject matter and may not be modified except by written instrument executed by the parties.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

HUDSON HIGHLAND GROUP, INC.

By:

Name:
Title:

Grantee – Signature

Grantee – Print Name

ATTACHMENT B

HUDSON HIGHLAND GROUP, INC.
STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT (this “Agreement”) made as of the [DAY]th day of [MONTH], 2011 (the “Grant Date”)1, by and between HUDSON HIGHLAND GROUP, INC., a Delaware corporation (the “Company”) and MANUEL MARQUEZ DORSCH (the “Optionee”).

W I T N E S S E T H:

WHEREAS, the Company and the Optionee have entered into an employment agreement, dated March 7, 2011 (the “Employment Agreement”) providing for the Optionee to be employed by and serve as the Chairman and Chief Executive Officer of the Company (capitalized terms used herein without definition to have the meanings attributed thereto in the Employment Agreement); and

WHEREAS, the Employment Agreement provides for the Company to grant to the Optionee the option evidenced by this Agreement; and

WHEREAS, in order to fulfill its obligations under the Employment Agreement, and as an inducement material to the Optionee’s accepting employment with the Company, the Company desires to grant to the Optionee and the Optionee desires to accept an option to purchase shares of common stock, $.001 par value, of the Company (the “Common Stock”) upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.           Grant.  Subject to the terms and conditions set forth herein, the Company hereby grants to the Optionee an option to purchase 400,000 shares of Common Stock at a purchase price per share of $[•].2  This option is intended to be treated as an option that does not qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2.           Vesting.  Except as specifically provided otherwise herein, fifty percent (50%) of the option will vest and become exercisable, if at all, on the second anniversary of the Optionee’s continuous employment with the Company following the Grant Date and the remaining fifty percent (50%) of the option will vest and become exercisable, if at all, on the third anniversary of the Optionee’s continuous employment with the Company following the Grant Date.  Unless sooner terminated, the option will expire on the tenth anniversary of the Grant Date (the “Expiration Date”).

1           The Grant Date will be the “Effective Date” under the Optionee’s Employment Agreement.
2           The exercise price will equal the closing price of the common stock on the Effective Date.

3.           Exercise.  Any portion of the option which has vested and is exercisable may be exercised in whole or in part by delivering to the Executive Vice President, Human Resources of the Company (or such other executive officer of the Company performing a similar function) at its corporate headquarters in New York, New York (a) a written notice specifying (1) the number of shares of Common Stock to be purchased, (2) the Grant Date and the specific number of shares of Common Stock referred to in Section 1 of this Agreement, (3) the Optionee’s home address and, if the Optionee has one, the Optionee’s social security or U.S. taxpayer identification number and (4) delivery instructions with respect to the shares of Common Stock issuable upon exercise, and (b) cash payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any federal, foreign or other tax withholding obligations with respect to the exercise (unless other arrangements acceptable to the Company in its sole discretion have been made).  The Company may from time to time change (or provide alternatives to) the method of exercise of the option granted hereunder by notice to the Optionee, it being understood that from and after such notice the Optionee will be bound by the method (or alternatives) specified in any such notice.  The Company (in its sole and absolute discretion) may permit all or part of the exercise price or tax withholding obligations to be paid with shares of Common Stock owned by the Optionee or shares of Common Stock that otherwise would be delivered to the Optionee upon exercise of the option, or in installments (together with interest) evidenced by the Optionee’s secured promissory note.  For purposes of valuing shares tendered or withheld to pay the option’s exercise price or to settle tax withholding obligations, each share shall be deemed to have a value equal to the average closing price of the Common Stock on the Nasdaq Global Market (or such other U.S. exchange or market on which the Common Stock is then primarily traded) on the five (5) trading days up to and including the date of vesting.

4.           Issuance of Shares.  No shares of Common Stock shall be delivered hereunder until full payment of the exercise price for such shares and all related withholding taxes has been made.  The Optionee shall have no rights as a stockholder with respect to any shares of Common Stock covered by the option until the shares are issued to the Optionee.  Except as otherwise provided herein, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

5.           No Assignment of Option.  This option is not assignable or transferable except upon the Optionee’s death to a beneficiary designated by the Optionee in a written beneficiary designation filed with the Company or, if no duly designated beneficiary shall survive the Optionee, pursuant to the Optionee’s will and/or by the laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee or the Optionee’s guardian or legal representative.  Notwithstanding the foregoing, this option may be transferred, in whole or in part, to (a) the spouse, children or grandchildren (the “Immediate Family Members”) of the Optionee, (b) a trust established for the principal benefit of the Optionee’s Immediate Family Members, (c) a partnership in which the Optionee’s Immediate Family Members are the only partners, or (d) the former spouse of the Optionee as required by a domestic relations order incident to a divorce. The Optionee may not receive consideration for such transfer. The Optionee must notify the Company of any transfers and any subsequent transfers must be approved by the Company. Following transfer, this option shall continue to be subject to the same terms and conditions as were applicable immediately before the transfer, except that the transferee shall have the right to exercise the option upon the terms and conditions described herein.

6.           Termination of Employment for Cause.  If the Optionee’s employment is terminated by the Company for Cause, then any option held by the Optionee, whether or not otherwise exercisable on the date of the Optionee’s termination of employment, shall immediately terminate and cease to be exercisable.

7.           Other Termination of Employment.  If the Company terminates the Optionee’s employment for any reason other than Cause (including termination if the Optionee is no longer authorized to work lawfully in the United States as an executive of the Company), if the Optionee terminates his employment for Good Reason, or if the Optionee’s employment terminates by reason of Disability, then, unless sooner terminated, the option will become vested and exercisable as to a number of shares of Common Stock determined by dividing the number of days elapsed from the Grant Date until the date of the Optionee’s termination of employment with the Company by 1,460 and subtracting from the result of such division the number of shares as to which the option had previously vested.

If the Optionee terminates his employment with the Company other than for Good Reason or Disability, then, unless sooner terminated, any portion of the option that is not vested and exercisable on the date of the Optionee’s termination of employment shall immediately terminate.

In all of the foregoing cases, that portion of the option which is exercisable on the date of the Optionee’s termination of employment will remain exercisable for a period of six months after such date (one year if the Optionee’s employment terminates by reason of Disability) but in no event after the Expiration Date.  If any fractional shares would result from the strict application of the formula set forth in the first paragraph hereof, then the actual portion of the option vesting on any specific date will cover only the full number of shares determined by rounding the number of shares to be issued from the strict application of the formula set forth above to the nearest whole number of shares.  If the Optionee’s employment terminates by reason of the Optionee’s death, then, unless sooner terminated, the option will become fully vested (to the extent it was not vested on the date of death) and will remain exercisable by the Optionee’s beneficiary for a period of one year after the date of the Optionee’s death but in no event after the Expiration Date.  To the extent that any vested portion of the option is not exercised within the applicable six month or one-year period following termination of employment, it will automatically expire.

8.           Securities Law Restrictions.  Notwithstanding anything herein to the contrary, the option shall in no event be exercisable and shares of Common Stock shall not be issued hereunder if, in the opinion of counsel to the Company, such exercise and/or issuance may result in a violation of federal or state securities laws or the securities laws of any other relevant jurisdiction.  The Company undertakes to exercise commercially reasonable efforts to file a registration statement on Form S-8 covering the shares of Common Stock that may be sold to the Optionee pursuant to the option granted hereunder prior to the option becoming exercisable in whole or in part and to keep such registration statement (or another registration statement covering such shares of Common Stock) effective throughout the period during which the option is exercisable in whole or in part.

9.           Capital and Corporate Changes.

(a)           Adjustments Upon Changes in Capitalization.  If (i) the Company shall at any time be involved in a merger or other transaction in which the Common Stock is  changed or exchanged; or (ii) the Company shall subdivide or combine the Common Stock or the Company shall declare a dividend payable in Common Stock other securities (other than any associated preferred stock purchase rights issued pursuant to that certain Rights Agreement, dated February 2, 2005, between the Company and The Bank of New York, as rights agent, or similar stock purchase rights that the Company might authorize and issue in the future) or other property; or (iii) the Company shall effect a cash dividend the amount of which exceeds 10% of the trading price of the Common Stock at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Common Stock in the form of cash, or a repurchase of Common Stock, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Common Stock; or (iv) any other event shall occur which, in the case of this clause (iv), in the judgment of the Compensation Committee of the Board or a successor committee with the same or similar authority (the “Committee”) necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available hereunder, then the Committee shall, in such manner as it may deem equitable, adjust any or all of the number and type of shares subject to this option and the exercise price as are necessary to maintain the relative proportionate interest the Option represented immediately prior to any such event and to preserve, without exceeding, the value of the option.  In any such case, the Committee may also make provision for a cash payment in exchange for the cancellation of all or a portion of the option in an amount determined by the Committee effective at such time as the Committee specifies (which may be the time such transaction or event is effective). The number of shares of Common Stock or other securities subject to this option must always be a whole number. Without limitation, in the event of any such merger or similar transaction, subdivision or combination of the Common Stock, dividend or other event described above (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Common Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Committee shall substitute, on an equitable basis as the Committee determines, for each share of Common Stock then subject to an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Common Stock are or will be entitled in respect of each share of Common Stock pursuant to the transaction.  Notwithstanding the foregoing, if the Company shall subdivide the Common Stock or the Company shall declare a dividend payable in Common Stock, and if no action is taken by the Board or the Committee, then the adjustments contemplated by this Section 9(a) that are proportionate shall nevertheless automatically be made as of the date of such subdivision of the Common Stock or dividend in Common Stock.

(b)           Change in Control.  The option will vest in full and immediately become exercisable upon the date of a Covered Termination following the occurrence of a Change in Control.  If, in connection with a Change in Control, the stockholders of the Company will receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Committee so directs, then this option will be converted into an option to purchase shares of Exchange Stock; provided that such conversion shall not effect the exercisability of the option pursuant to the foregoing sentence.  The number of shares and exercise price under the converted option will be determined by adjusting the number of shares and exercise price under this option on the same basis as the determination of the number of shares of Exchange Stock the holders of Common Stock will receive in connection with the Change in Control.

(c)           Fractional Shares.  In the event of any adjustment in the number of shares covered by this option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded, and the option, as adjusted, will cover only the number of full shares resulting from the adjustment.

(d)           Determination of the Committee to be Final.  All adjustments under this Section shall be made by the Committee, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

10.           No Employment Rights.  Nothing in this Agreement shall give the Optionee any right to continue in the employment of the Company, or interfere in any way with the right of the Company to terminate the employment of the Optionee.

11.           Administration.  The Committee will have full power and authority to interpret and apply the provisions of this Agreement and act on behalf of the Company and the Board in connection with this Agreement, and the decision of the Committee as to any matter arising under this Agreement shall be binding and conclusive as to all persons.

12.           Confidentiality, Non-Solicitation, Work Product Assignment and Arbitration.  As a material inducement to the Company to grant this option and enter into this Agreement, the Optionee hereby expressly agrees to be bound by the covenants, terms and conditions contained in the Confidentiality, Non-Solicitation and Work Product Assignment Agreement, and Mutual Agreement to Arbitrate Claims, by and between the Optionee and the Company dated as of the date hereof.

13.           Binding Effect; Headings.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The subject headings of Sections of this Agreement are included for the purpose of convenience only and shall not affect the construction or interpretation of any of its provisions.  All references in this Agreement to “$” or “dollars” are to United States dollars.

14.           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles thereof.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral with respect to its subject matter and may not be modified except by written instrument executed by the parties.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

HUDSON HIGHLAND GROUP, INC.

By:

Name:
Title:

Optionee – Signature

Optionee – Print Name

ATTACHMENT C

TAX EQUALIZATION

1.	Definitions.

The capitalized terms used in this Attachment have the following respective meanings:

a.      “Code” means the United States Internal Revenue Code of 1986, as amended.

b.      “Taxable Income” means all items of compensation (including any amount relating to relocation costs of the Executive) provided to Executive by Company under or pursuant to this Employment Agreement.

c.      “Income Taxes” means any and all U.S. and Spanish federal, state, country or local income and employment taxes based upon or measured by net income.

d.      “U.S. Income Taxes” means Income Taxes imposed by the United States or any of its states, municipalities or other taxing authority thereof or therein.

e.      “Spanish Income Taxes” means Income Taxes imposed by Spain or any of its municipalities or other taxing authority thereof or therein.

f.      “Actual Income Taxes” means the total Spanish Income Taxes and United States Income Taxes payable on Taxable Income for the applicable taxable year had Taxable Income been the sole income of Executive for the taxable year.

g.      “Hypothetical Income Taxes” means the total Spanish Income Taxes that would have been payable on Taxable Income for the applicable taxable year had Taxable Income been the sole income of Executive for the applicable taxable year and had Executive been considered for Spanish tax purposes to be resident solely in Madrid, Spain for the entirety of such period with all Taxable Income been treated as Spanish source income earned from employment exercised solely in Madrid, Spain.

h.      “Tax Reimbursement Amount” means an amount equal to (1) the excess of Actual Income Taxes over Hypothetical Income Taxes plus (2) an additional amount to compensate Executive in respect of the Income Taxes payable in respect thereof, as described in Section 2(a) hereof.

i.      “Tax Accountant Firm” means, KPMG LLP, PricewaterhouseCoopers LLP or another comparable international tax accountant firm chosen by Company and acceptable to Executive.

2.	Reimbursement Calculations.

a.      For each taxable year, Company will pay Executive the Tax Reimbursement Amount.  Company acknowledges that the foregoing payment will result in Taxable Income to Executive, which will require that Executive pay additional Income Taxes.  The Tax Reimbursement amount consists of two components:  (1) an amount equal to the excess of Actual Income Taxes over Hypothetical Income Taxes for the particular taxable year in question, plus (2) Actual Income Taxes on the Actual Income Taxes payable by Executive on the sum described in the foregoing clause (1) (as well as on the additional amounts described in this clause (2)).

b.      Executive agrees to take all reasonable measures actually recommended by the Tax Accountant Firm to minimize the total amount of Actual Income Taxes payable by Executive including, without limitation, the following measures for any particular taxable year:  (a) claiming itemized deductions, if such itemized deductions exceed the standard deduction; (b) claiming a foreign tax credit under applicable Spanish law for any available taxes paid to the United States or a political subdivision thereof; and (c) the making of such elections under applicable U.S. or Spanish law as Executive determines, in his reasonable discretion, will not cause adverse consequences to the tax position of himself or his family in any subsequent period.

c.      The calculations of Actual Income Taxes for each taxable year will be based upon the returns for U.S. Income Taxes and Spanish Income Taxes actually filed by Executive for such taxable years.  The Tax Accountant Firm shall calculate Hypothetical Income Taxes for each taxable year on a basis that is consistent with Section 2(b) hereof, and that takes into account available deductions and allowances to the same extent such deductions and allowances are taken into account in calculating Executive’s Spanish Income Taxes for the taxable year

d.      For the avoidance of doubt, Executive shall be solely responsible for Income Taxes imposed on Executive’s personal investment income including without limitation, interest, dividends and gains from sales of properties (including without limitation dividends on, and gains from sales of shares of, Common Stock of Company).

e.      While both parties acknowledge that the foregoing steps will be taken to implement tax equalization, they also recognize that there will be legitimate opportunities available to them to minimize the overall tax liability of Company and Executive, and they confirm their mutual intention to work together to minimize the overall taxes required to be paid by them consistent at all times with applicable law.

3.	Preparation and Filing of Applicable Tax Returns.

a.      Executive will gather and submit to the Tax Accountant Firm in timely fashion all relevant information for the filing of applicable U.S. and Spanish tax returns.  Any tax, penalties or interest resulting from late filing or underpayment of Income Taxes attributable to Executive’s actions will be Executive’s responsibility.  Company agrees to provide in timely fashion any necessary information to Executive that may be required for Executive to complete his U.S. and Spanish tax returns without delay.

b.      Company agrees to engage the Tax Accountant Firm as a tax return preparer to assist Executive in the completion and filing of his U.S. and Spanish income tax returns.  Executive shall remain solely responsible for filing his (and his spouse’s) individual income tax returns in Spain, the United States and any other applicable jurisdictions and for paying all taxes due.

c.      Company acknowledges and agrees that despite its obligations to pay all fees of the Tax Accountant Firm for tax services for Executive and Executive’s spouse in connection with the preparation of their Spanish and United States income tax returns, the Tax Accountant Firm will be required to treat Executive and Executive’s spouse (and not Company) as its clients and, accordingly, will comply with all of its confidentiality and ethical obligations and internal procedures pertaining to such client relationship, including without limitation not disclosing any of Executive’s information to Company.  However, the Tax Account Firm may, at Company’s request after written notice to Executive, advise Company in writing that the Tax Accountant Firm has prepared income tax returns for Executive and his spouse in compliance with this Attachment.  Executive acknowledges that Company has no liability for the work carried out by the Tax Accountant Firm.

d.      For each applicable tax year, Executive shall certify to Company in writing that he has filed all applicable Spanish and U.S. income tax returns as prepared by the Tax Accountant Firm and that he has paid all taxes shown on such returns to be payable.

4.	Payment Procedures.

a.      For each applicable taxable year, Company will pay to Executive the Tax Reimbursement Amount (net of any advances that Company may have made to Executive) within five business days after Company receives a written notice from Executive stating that the Tax Accountant Firm has determined that a Tax Reimbursement Amount is due to Executive for the applicable tax year and notifying Company the amount of the Tax Reimbursement Amount for the taxable year.  If an applicable taxing authority redetermines the amount of Actual Income Taxes due for a taxable year, and that redetermination is agreed to by Executive, or finally adjudicated after the expiration of any appeals period, the Tax Reimbursement Amount will be redetermined accordingly.  If a redetermination of the Tax Reimbursement Amount results in a greater Tax Reimbursement Amount being due, Company will pay to Executive the amount of such increase within ten business days after Company is notified in writing of such increase.  Alternatively, if a redetermination of the Tax Reimbursement Amount results in a lesser Tax Reimbursement Amount, Executive will refund the Executive’s after-tax amount (i.e., net of the Income Taxes paid with respect to the original Tax Reimbursement Amount) of such decrease (plus the Executive’s after-tax amount of any related tax gross-up) to Company within ten business days after the taxing authority’s redetermination is agreed or upheld.

b.      All amounts payable hereunder will be paid in U.S. Dollars.

ATTACHMENT D

CONFIDENTIALITY, NON-SOLICITATION
AND WORK PRODUCT ASSIGNMENT AGREEMENT,
AND MUTUAL AGREEMENT TO ARBITRATE CLAIMS

Hudson Highland Group, Inc. (“HHG”)1 and Manuel Marquez Dorsch (the “Executive”) have entered into an employment agreement, dated March 7, 2011 (the “Employment Agreement”).  As provided in the Employment Agreement, and in consideration of the agreements and understandings set forth in the Employment Agreement, the Executive and HHG agrees as follows:

1.           Confidential Information

1.1           Definition.

“Confidential Information” consists of all information or data relating to the business of HHG, including but not limited to, business and financial information; new product development and technological data; personnel information and the identities of employees; the identities of clients and suppliers and prospective clients and suppliers; client lists and potential client lists; development, expansion and business strategies, plans and techniques; computer programs, devices, methods, techniques, processes and inventions; research and development activities; trade secrets as defined by applicable law and other materials (whether in written, graphic, audio, visual, electronic or other media, including computer software) developed by or on behalf of HHG which is not generally known to the public, which HHG has and will take precautions to maintain as confidential, and which derives at least a portion of its value to HHG from its confidentiality.  Additionally, Confidential Information includes information of any third party doing business with HHG (actively or prospectively) that HHG or such third party identifies as being confidential.  Confidential Information does not include any information that is in the public domain or otherwise publicly available (other than as a result of a wrongful act by the Executive).

1.2           Agreement to Maintain the Confidentiality of Confidential Information.

The Executive acknowledges that, as a result of his employment by HHG, he will have access to such Confidential Information and to additional Confidential Information which may be developed in the future.  The Executive acknowledges that all Confidential Information is the exclusive property of HHG, or in the case of Confidential Information of a third party, of such third party.  The Executive agrees to hold all Confidential Information in trust for the benefit of the owner of such Confidential Information.  The Executive further agrees that he will use Confidential Information for the sole purpose of performing his work for HHG, and that during his employment with HHG, and at all times after the termination of that employment for any reason, the Executive will not use for his benefit, or the benefit of others, or divulge or convey to any third party any Confidential Information obtained by the Executive during his employment by HHG, unless it is pursuant to HHG’s prior written permission.

1 Any reference in this Agreement to HHG will be a reference also to all of its subsidiaries and affiliated entities, except that (i) references with respect to the Executive’s employment with HHG (or similar phrases) shall be to Hudson Highland Group, Inc. alone; and (ii) any obligation of the Executive to notify, disclose or assign to, or obtain permission from, HHG will be satisfied by notification, disclosure or assignment to, or the obtaining of permission from, Hudson Highland Group, Inc. without any additional obligation to notify, disclose or assign to, or obtain permission from, any other entity included within the definition of “HHG”.

1.3           Return of Property.

The Executive acknowledges that he has not acquired and will not acquire any right, title or interest in any Confidential Information or any portion thereof.  The Executive agrees that upon termination of his employment for any reason, he will deliver to HHG immediately, but in no event later that the last day of his employment, all documents, data, computer hardware, computer programs and all other materials, and all copies thereof, including but not limited to copies of data in electronic form such as disks, tape or media cards, that were obtained or made by the Executive during his employment with HHG, which contain or relate to Confidential Information and will destroy all electronically stored versions of the foregoing. The Executive retains the right to retrieve and retain personal information.

2.           Disclosure and Assignment of Inventions and Creative Works

The Executive agrees to promptly disclose in writing to HHG all inventions, ideas, discoveries, developments, improvements and innovations (collectively “Inventions”), whether or not patentable and all copyrightable works, including but not limited to computer software designs and programs (“Creative Works”) conceived, made or developed by the Executive, whether solely or together with others, during the period the Executive is employed by HHG and that: (a) relate directly to the business of HHG or its actual or demonstrably anticipated research or development, or (b) result from the Executive’s work for HHG, or (c) involve the use of any equipment, supplies, facilities, Confidential Information, or time of HHG.  The Executive agrees that all such Inventions and Creative Works are the exclusive property of HHG.  The Executive hereby assigns and agrees to assign all right, title and interest in and to all such Inventions and Creative Works to HHG.  The Executive understands that he is not required to assign to HHG any Invention or Creative Work for which no equipment, supplies, facilities, Confidential Information or time of HHG was used, unless such Invention or Creative Work relates directly to HHG’s business or actual or demonstrably anticipated research and development, or results from any work performed by the Executive for HHG.

3.           Future Restrictions and Notice

3.1           Non-Solicitation of Clients.

During the period of the Executive’s employment with HHG and for a period of one year from the date of termination of such employment for any reason, the Executive agrees that he will not, directly or indirectly, for the Executive’s benefit or on behalf of any person, corporation, partnership or entity whatsoever, call on, solicit, perform services for, interfere with or endeavor to entice away from HHG any client to whom HHG provides services at any time during the 12 month period proceeding the date of termination of the Executive’s employment with HHG, or any prospective client to whom HHG had made a presentation at any time during the 12 month period preceding the date of termination of Executive’s employment with HHG; provided, however, that this Section 3.1 shall not preclude the Executive from providing services to any such client or prospective client that are beyond the scope of the services that HHG provides to its clients.

3.2           Non-Solicitation of Employees.

For a period of one year after the date of termination of Executive’s employment with HHG for any reason, the Executive agrees that he will not, directly or indirectly, hire, attempt to hire, solicit for employment or encourage the departure of any employee of HHG, to leave employment with HHG, or any individual who was employed by HHG as of the last day of the Executive’s employment with HHG.

3.3           Notice to New Employer

For a period of one year after the date of termination of Executive’s employment with HHG for any reason, the Executive agrees that he will bring the terms of this agreement to the attention of his new employer.

4.           Agreement to Arbitrate

4.1           Acknowledgment.

HHG and the Executive (together the “Parties”) further recognize that differences may arise between either of them after or during Executive's employment with HHG.

The Parties understand and agree that by entering into this agreement to arbitrate claims, each anticipates gaining the benefit of arbitration as a speedy, impartial dispute-resolution procedure, and understands and agrees that both are voluntarily consenting to forego other types of litigation, except as specifically listed below in Section 4.2.  Executive acknowledges that his agreement to submit to arbitration as described in this Agreement is in consideration of and is a material inducement to his employment by HHG.

4.2           Claims Covered by this Agreement.

HHG and Executive mutually consent to the resolution by arbitration of all claims or controversies (tort, contract or statutory), whether or not arising out of Executive’s employment (or its termination), that HHG may have against Executive or that Executive may have against HHG ("claims").  The claims covered by this Agreement include, but are not limited to, claims for wages, bonuses, overtime pay, or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims, including but not limited to, defamation, wrongful termination, invasion of privacy and intentional infliction of emotional distress; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, or medical condition or disability), harassment and/or retaliation; claims for benefits or the monetary equivalent of benefits (except where an employee benefit or pension plan specifies that its claims procedure is subject to an arbitration procedure different from this one); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the following Section 4.3.

4.3           Claims Not Covered by the Agreement.

Claims not covered by this Agreement include claims that Executive may have now or in the future for workers’ compensation or unemployment benefits.  Also not covered are claims by HHG based on criminal acts of Executive, and claims for injunctive or other equitable relief for:  (a) breach or threatened breach of any non-competition, non-solicitation, confidentiality and/or patent or invention assignment agreements; (b) unfair competition; or (c) the misappropriation, use and/or unauthorized disclosure of trade secrets or confidential information, as to each of which Executive understands and agrees that HHG may immediately seek and obtain relief from a court of competent jurisdiction.

4.4           Required Notice of All Claims and Statute of Limitations.

The Parties agree that each must deliver written notice of any claim to the other party within one (1) year of the date the aggrieved party first has knowledge of the event giving rise to the claim; otherwise the claim will be void and deemed waived, even if there is a federal or state statute of limitations which would have given more time to pursue the claim.

4.5           Arbitration Procedures.

HHG and Executive agree that, except as provided in this Agreement, any arbitration shall be in accordance with the then-current employment dispute rules of the American Arbitration Association ("AAA").

The arbitrator shall render a written award and opinion in the form typically rendered in arbitrations.  The award shall be final and binding.

4.6           Arbitration Fees and Costs.

HHG will pay the reasonable fees and costs of the arbitrator.  HHG and Executive will each pay its and his costs and attorneys’ fees, if any, except as otherwise provided in the Employment Agreement.  In addition, if either Party prevails on a statutory claim that affords the prevailing party attorneys’ fees, the arbitrator may award reasonable fees to the prevailing Party.

4.7           Requirements for Modification or Revocation.

This Agreement to arbitrate shall survive the termination of Executive’s employment.  It may only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify this Agreement.

4.8           Sole and Entire Agreement.

This is the complete agreement of the parties on the subject of arbitration of disputes except for any arbitration agreement in connection with any pension or benefit plan.  This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject.  Executive is not relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.

4.9           Construction.

If any provision, portion or section of this Agreement is judged to be void or otherwise unenforceable, in whole or in part, such judgment will not affect the validity of the remainder of this Agreement.

4.10           Not an Employment Agreement.

This Agreement is not, and shall not be construed to create, any contract of employment or guarantee of employment for any specific time or under any specific terms or conditions, express or implied   The rights and obligations of HHG and the Executive with respect to the Executive’s employment by HHG shall be governed by the Employment Agreement.

5.           Miscellaneous

5.1           Enforcement.

If, at the time of enforcement of this Agreement, a court holds that any of the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area deemed reasonable under such circumstances will be substituted for the stated period, scope or area as contained in this Agreement.  Because money damages would be an inadequate remedy for any breach of the Executive’s obligations under this Agreement, in the event the Executive breaches or threatens to breach this Agreement, HHG, or any successors or assigns, may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance, or injunctive or other equitable relief in order to enforce or prevent any violations of this Agreement.

5.2           Severability.

Whenever possible, each provision of this Agreement will be interpreted in such a way as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under my applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provisions, but this Agreement and/or such provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.3           Additional Rights and Causes of Action.

This Agreement is in addition to and does not in any way waive or detract from any rights or causes of action that HHG or the Executive may have relating to Confidential Information or other protectable information or interests under statutory or common law or under any other agreement.

5.4           Governing Law.

Notwithstanding principles of conflicts of law of any jurisdiction to the contrary, all terms and provisions to this Agreement are to be construed and governed by the laws of the State of New York without regard to the laws of any other jurisdiction wherein the Executive resides or performs any duties hereunder or where any violation of this Agreement occurs. Any arbitration or mediation will take place in the City of New York, New York.  The venue for any litigation permitted by this Agreement will be the state and municipal courts located in the City of New York, New York and the United States District Court for the Southern District of New York.

5.5           Successors and Assigns.

The Agreement will inure to the benefit of and be enforceable by HHG and its successors and assigns, provided, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to expressly assume the obligations of the Company hereunder.  The Executive may not assign the Executive’s rights or delegate the Executive’s obligations hereunder.

5.6           Waivers.

The waiver by either the Executive or HHG of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

HHG AND EXECUTIVE ACKNOWLEDGE THAT (A) EACH HAS CAREFULLY READ THIS AGREEMENT, (B) EACH UNDERSTANDS ITS TERMS, (C) ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN HHG AND EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND (D) EACH HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE OTHER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS BEEN GIVEN SUFFICIENT TIME AND OPPORTUNITY TO CONSIDER WHETHER TO SIGN THIS AGREEMENT; AND HAS NOT BEEN FORCED OR COERCED INTO DOING SO.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

MANUEL MARQUEZ DORSCH	HUDSON HIGHLAND GROUP, INC.
_____________________________	________________________________
Signature of Executive	Signature of Authorized Representative

___________________________	________________________________
Date	Title of Representative

________________________________
Date

ATTACHMENT E

GENERAL RELEASE AGREEMENT

This is an Agreement between MANUEL MARQUEZ DORSCH (the “Executive”) and HUDSON HIGHLAND GROUP, INC. (the “Company”).

1.	Valuable Consideration

In exchange for entering into this Agreement, the Company agrees to provide the Executive with the payments and benefits set forth in Section 10(c)(ii) of the Hudson Highland Group CEO Employment Agreement, dated March 7, 2011 (the “Employment Agreement”), between the Executive and the Company (such payments and benefits, the “Consideration”).  The Executive agrees that the Consideration is over and above anything he is owed by law, contract or under the policies or practices of the Company, and it is being given to the Executive expressly in exchange for entering into this Agreement.  The Executive will not be entitled to receive any of the Consideration until the Effective Date (as defined in Section 5 below).

2.	Release

In consideration of the substantial compensation provided and to be provided by the Company under the Employment Agreement for the benefit of the Executive, the Executive, on behalf of himself, his spouse, heirs, executors, administrators, agents, successors, assigns and representatives of any kind (hereinafter collectively referred to as the “Releasors”) confirm that Releasors have, as of the Effective Date, released the Company, and each of its subsidiaries, affiliates, their employees, successors, assigns, executors, trustees, directors, advisors, agents and representatives, and all their respective  predecessors and successors (hereinafter collectively referred to as the “Releasees”), from any and all actions, causes of action, charges, debts, liabilities, accounts, demands, damages and claims of any kind whatsoever arising prior to the Effective Date.  The Executive also releases and waives any claim or right to further compensation, benefits, damages, penalties, attorney’s fees, costs, or expenses of any kind from the Company or any of the other Releasees based on events occurring prior to the Effective Date, other than any such benefits or other amounts to which the Executive is entitled under the Employment Agreement (including all amounts of Accrued Compensation and Benefits as defined in the Employment Agreement).  This release specifically includes, but is not limited to, a release of any and all claims pursuant to state or federal wage payment laws and those arising under any labor, employment discrimination (including, without limitation, the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights of Act of 1964, as amended; the Rehabilitation Act of 1973; the Reconstruction Era Civil Rights Acts, 42 U.S.C. § 1981 – 1988; the Civil Rights Act of 1991; the Americans with Disabilities Act; state or federal family and/or medical leave acts), contract or tort laws, equity or public policy, wrongful termination, retaliation, defamation, misrepresentation, invasion of privacy, or negligence standard, whether known or unknown, certain or speculative, which against any of the Releasees, any of the Releasors ever had or now has.

Notwithstanding the foregoing, this Agreement does not waive rights, if any, the Executive or his successors and assigns may have under or pursuant to, or release any member of Releasees from obligations, if any, it may have to them or to their successors and assigns on claims arising out of, related to or asserted under or pursuant to, this Agreement, the terms of the Employment Agreement and the agreements that are attachments thereto entered into by the Executive and the Company that are to be performed by the Company after the Effective Date, or any indemnity agreement or obligation contained in or adopted or acquired pursuant to any provision of the charter or by-laws of the Company or its subsidiaries or affiliates or in any applicable insurance policy carried by the Company or its affiliates for any matter which arises or may arise in the future in connection with Executive’s employment with the Company.  Further, the Executive is not waiving, releasing or giving up any claim for vested benefits under any retirement plan or any right to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985.

Except as required by law, the Company (and all other Releasees) hereby releases the Executive (and the other Releasors) from any and all actions, causes of action, charges, debts, liabilities, accounts, demands, damages and claims of any kind whatsoever arising prior to the Effective Date.

3.	Covenant Not to Sue

The Executive agrees not to file, pursue, or participate in any lawsuits of any kind in either state or federal court against any of the Releasees with respect to any claim released herein, including any claim arising out of or in connection with the employment of the Executive by the Company or the termination of such employment (other than pursuing a claim for Unemployment Compensation benefits to which Executive may be entitled).  This Agreement not to file a lawsuit does not apply, however, to any lawsuit the Executive may file to enforce the terms of the Employment Agreement that are to be performed by the Company after the Effective Date.

4.	Confidentiality/Return of Property

The Executive acknowledges and agrees that he has certain confidentiality obligations under statutory and common law with respect to confidential and proprietary business information of the Company which the Executive has learned as a result of his employment, and the Executive agrees to meet those obligations at all times after the Executive’s employment with the Company terminates.  The Executive further acknowledge that the Company would be irreparably harmed if the Executive were to breach his confidentiality obligations, and that the Company would be entitled to equitable relief (including an injunction) if the Executive breaches or threatens to breach those obligations.  Furthermore, the Executive acknowledges and affirms that he remains obligated under and will abide by the Confidentiality, Non-solicitation and Work Product Assignment Agreement, and Mutual Agreement to Arbitrate Claims between the Executive and the Company.

The Executive agrees upon request to return all property of the Company in his possession, including but not limited to, laptop computers, cell phones, files, keys, financial information, correspondence, electronic and magnetic storage media, notebooks, records and any material which refers to, relates to or contains the Company’s confidential and proprietary business information which is currently in the Executive’s possession.  The Executive agrees not to keep any duplicates, copies, or excerpts of any of such information or items.

5.	Knowing and Voluntary Release/Revocation

The Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive is signing this Agreement voluntarily and of his own free will and not because of any threats or duress.  The Executive also understands that he has seven (7) days following the date on which he signs this Agreement and delivers it to the Company within which to revoke this Agreement, by providing the Company a written notice of his revocation of this Agreement.

This Agreement becomes final and binding on the Executive and the Company on the date the Executive delivers a signed copy to ________________, 560 Lexington Avenue, 5th Floor, New York, NY 10022, Fax ) ___________ , subject to the Executive’s right to revoke this Agreement as provided in the preceding paragraph (the date on which such right to revoke expires being the “Effective Date”).

6.	Entire Agreement and Severability

This Agreement contains the entire agreement between the Executive and the Company, and it takes priority over any other written or oral understanding or contract that may have existed in the past; provided that the Employment Agreement and the agreements that are attachments thereto entered into by the Executive and the Company remain in full force and effect to the extent so provided by the terms of the Employment Agreement and such other agreements.  The Executive agrees and acknowledges that no other promises or agreements have been offered for this Agreement (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by the Executive and the Company.

If any portion, provision or section of this Agreement is held to be invalid or legally unenforceable, the remaining portions, provisions or sections of this Agreement will not be affected and will be given full force and effect.

7.	Non-Admission/No Knowledge of Wrongdoing

The Executive and the Company agree that this Agreement is not an admission by either party of any wrongdoing or liability whatsoever, but results from a mutual desire to resolve all actual and potential disputes concerning anything that has occurred prior to the Executive’s signing of this Agreement.

The Executive also confirms and affirms that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing on the part of any of the Releasees.

8.	Applicable Law

All provisions of this Agreement will, except to the extent preempted by federal law, be construed and governed by the law of the state of New York, without regard to the laws of any other location.

9.	Resolution

This Agreement resolves any and all actual and potential conflicts between the Executive and the Company, including, but not limited to, all matters relating to the Executive’s employment and termination of employment with the Company.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED AN ATTORNEY OR OTHER REPRESENTATIVE BEFORE SIGNING OR VOLUNTARILY ELECTED NOT TO DO SO, AND HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT.

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The parties hereto have executed this Agreement as of the day and year written below.

HUDSON HIGHLAND GROUP, INC.

By:
MANUEL MARQUEZ DORSCH
Its:
Date:
Date:

SCHEDULE A

[List of Boards of Directors]